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                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                    SERVICE AMERICA CORPORATION OF WISCONSIN


                  These restated articles of incorporation consist of the articles of incorporation as to date. The restated articles of incorporation were duly adopted in accordance with the provision of the Wisconsin Business Corporation Law ss. 180.1007. These restated articles of incorporation supersede and take the place of the existing articles of incorporation and any amendments to the articles of incorporation.

                                    ARTICLE I

                                      Name

                  The name of the corporation is Service America Corporation of Wisconsin.

                                   ARTICLE II

                                    Purposes

                  The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                                   ARTICLE III

                                  Capital Stock

                  The aggregate number of shares which the corporation shall have authority to issue is Fifty-six Thousand (56,000) shares, consisting of one class only, designated as "Common Stock," of the par value of One Dollar ($1.00) per share.

                                   ARTICLE IV

                                Preemptive Rights

                  No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.


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                                    ARTICLE V

                                    Directors

                  The number of directors shall be fixed by, or in the manner provided in, the Bylaws.

                                   ARTICLE VI

                          Right to Purchase Own Shares
                             and Partial Liquidation

                  The corporation shall have the right to acquire its own shares from time to time, upon such terms and conditions as the Board of Directors shall fix. The Board of Directors of the corporation may, from time to time, distribute to shareholders in partial liquidation out of stated capital or net capital surplus a portion of its assets in cash or property as further provided by law.

                                   ARTICLE VII

                           Registered Office and Agent

                  The address of the initial registered office of the corporation is 222 West Washington Avenue, Madison, Dane County, Wisconsin 53703 and the name of its initial registered agent at such address is CT Corporation System.

                                  ARTICLE VIII

                                  Incorporator

                  The name and address of the incorporator is Norrie J. Daroga, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

                                  ARTICLE IX

                  The corporation shall not issue nonvoting equity securities.


                  Executed this 14th day of July, 1999.


                                            By: /s/ Janet L. Steinmayer
                                                --------------------------
                                                Janet L. Steinmayer
                                                Secretary




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                                   Certificate

This is to certify that the Foregoing Restated Articles of Incorporation do not contain any amendment requiring shareholder approval, and were adopted on July 14, 1999 by the board of directors or incorporators.